Exhibit 7.02

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

dated as of

February 6, 2015

among

VAST PROFIT HOLDINGS LIMITED

MAYSKY INTERNATIONAL LIMITED

and

FUPING YU

relating to the purchase and sale

of

ordinary shares and American Depositary Shares

of

JIAYUAN.COM INTERNATIONAL LTD.

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of February 6, 2015 by and among (i) Vast Profit Holdings Limited, a company incorporated under the laws of the Cayman Islands (“Buyer”), (ii) Maysky International Limited, a company incorporated under the laws of the British Virgin Islands (“Seller”) and (iii) Mr. Fuping Yu, a PRC national (ID Card Number:33072519731215381X) and the sole shareholder of the Seller (“Parent”).

W I T N E S S E T H:

WHEREAS, Seller is the holder and beneficial owner of the Subject Securities (as defined below) and desires to sell the Subject Securities to Buyer, and Buyer desires to purchase the Subject Securities from Seller, upon the terms and subject to the conditions hereinafter set forth herein;

WHEREAS, upon consummation of the transactions contemplated by this Agreement, Buyer shall be the holder and beneficial owner of the Subject Securities; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements, and to prescribe certain conditions, with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“ADR” or “American Depositary Receipt(s)” means the certificate(s) issued by the Depositary to evidence the American Depositary Shares issued under the terms of the Deposit Agreement, as such ADRs may be amended from time to time in accordance with the provisions of the Deposit Agreement.

“ADS” or “American Depositary Shares” means the rights and interests in the securities deposited with the Depositary under the Deposit Agreement granted to the holders and beneficial owners of such securities, pursuant to the terms and conditions of the Deposit Agreement. As of the date of this Agreement, every two (2) ADSs represent the right to receive three (3) Shares of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Subsidiary shall be considered an Affiliate of Seller.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. With respect to any natural Person, each of the following Persons is such Person’s Affiliate for purposes of this Agreement: (i) spouse, (ii) parents, and (iii) children.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Associate” means, with respect to any Person, (i) any company or organization (other than the Company or its Subsidiaries) of which such Person is, directly or indirectly, the record or beneficial owner of at least 10% or more of the outstanding equity securities of such corporation or organization, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, or (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Company or its Subsidiaries.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, the PRC, the British Virgin Islands, the Cayman Islands and Hong Kong are authorized or required by Applicable Law to close.

“Circular 698” means Notice on Strengthening the Management of Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-Resident Enterprises Guoshuihan 2009 No. 698, issued by State Administration of Taxation of the PRC on December 10, 2009.

“Closing Date” means the date of the Closing.

“Company” means Jiayuan.com International Ltd., a company organized under the laws of the Cayman Islands.

“Deed of Adherence” means a Deed of Adherence substantially in the form attached to the Shareholders Agreement.

“Deposit Agreement” means the deposit agreement dated as of May 16, 2011 by and among the Company, the Depositary and all holders and beneficial owners of the American Depositary Shares, as may be amended from time to time.

“Depositary” means Citibank N.A., acting in its capacity as depositary under the Deposit Agreement, and any successor depositary.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hong Kong” means the Hong Kong Special Administrative Region.

“knowledge of Seller” or “Seller’s knowledge” means the actual knowledge of Parent and/or knowledge that Parent should have after such due and reasonable inquiry into the relevant matters as a prudent business person would have made in the management of such person’s business affairs.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any result, occurrence, fact, change, development, condition, circumstance, event or effect that is or could reasonably be expected to (i) cause a reduction of at least US$10,000,000 in the total net profits of the Company for 2013 or a reduction of at least US$10,000,000 in the total net assets of the Company, or (ii) materially hinder, prevent or delay the consummation of the transactions contemplated hereby, provided, however, that any material change or effect that results or arises from or relates to any of the following shall not be deemed to constitute or be taken into account in determining a “Material Adverse Effect”: (a) material changes in (i) economic, banking, currency, capital market, regulatory, political or other similar conditions (including acts of war, declared or undeclared, armed hostilities and terrorism), financial, securities, commodities or other market conditions or prevailing interest rates, (ii) conditions or developments generally affecting the industry in which the Company and its Subsidiaries operate or (iii) Applicable Law or accounting standards, principles or interpretations, unless, in the case of the foregoing clauses (i), (ii) or (iii) such changes have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole, relative to other participants of similar size in the industry and operating generally in the same geographic locations that the Company and its Subsidiaries operate, (b) the announcement or execution of this Agreement or the consummation of the transactions contemplated hereby, (c) any action or conduct (excluding any action or conduct related to any transaction with a Related Party) not taken by the Company or any of its Subsidiaries because the Buyer has exercised its right to withhold its consent for such action or conduct despite prior notice from Seller or Parent that material adverse effect or change will arise if such action or conduct is not taken and, which, if taken by the Company or any of its Subsidiaries, would have prevented or mitigated any resulting material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries taken as a whole, (d) any failure by the Company and its Subsidiaries to meet any internal projections or forecasts, (e) seasonal or temporary changes in the results of operations of the Company or any of its Subsidiaries, (f) any matter the effect of which is actually known to the Buyer as of the date of this Agreement or (g) action or conduct taken by Buyer prior to the Closing.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“PRC” means People’s Republic of China, excluding Hong Kong, the Macau Special Administrative Region and the island of Taiwan.

“Registrar” means the Depositary or any bank or trust company having an office in the Borough of Manhattan, City of New York, which shall be appointed by the Depositary to register issuances, transfers and cancellations of ADS in accordance with the terms of the Deposit Agreement.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, or holder of any securities of the Company or any Subsidiary (including, for the avoidance of doubt, Seller and Parent), and any Affiliate or Associate of any of the foregoing.

“SEC” means the U.S. Securities and Exchange Commission.

“Shares” means ordinary shares of the Company of par value US$0.001 per share.

“Shareholders Agreement” means certain Shareholders Agreement dated January 26, 2011 by and among the Company, Seller and certain other parties thereto and included in the Company SEC Documents.

“Subject ADS” means the ADS to be sold by Seller to Buyer under this Agreement, the exact number to be determined between Seller, Parent and Buyer.

“Subject Ordinary Shares” means the Shares to be sold by Seller to Buyer under this Agreement, the exact number to be determined between Seller, Parent and Buyer.

“Subject Securities” means, collectively, the Subject ADS and the Subject Ordinary Shares, the combination of which shall be equal to 1,805,126 Shares.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company, and includes each of the VIE Entities.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the

Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“VIE Entities” means each of (i) Shanghai Huaqianshu Information Technology Co. Ltd., a company incorporated under the laws of the PRC, (ii) Shanghai Shiji Jiayuan Matchmaking Service Center, a company incorporated under the laws of the PRC, (iii) Beijing Huaqianshu Information Technology Co. Ltd., a company incorporated under the laws of the PRC, (iv) Beijing Shiji Xique Information Technology Co. Ltd., a company incorporated under the laws of the PRC and (v) Beijing Aizhenxin Information Technology Co., Ltd., a company incorporated under the laws of the PRC.

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to “$”, “U.S. Dollars”, “US dollars”, “USD” or “dollars” are to the currency of the United States of America.

ARTICLE 2
Purchase and Sale

Section 2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, free and clear of any Liens, the Subject Securities at the Closing (with all ancillary rights pertaining thereto).

(a)        The purchase price for each Subject ADS shall be equal to the lesser of (x) the volume weighted average of the closing prices of the ADSs in the three-month period immediately prior to the date of Closing (the “VWAP”) and (y) the closing trading price of the ADS on the date of Closing, provided that such purchase price shall be no less than US$5.37 per Subject ADS (the “ADS Minimum Price”) and no greater than US$6.00 per Subject ADS (the “ADS Maximum Price”) (the “ADS Purchase Price”).  The aggregate purchase price for all the Subject ADS shall be equal to the product of the ADS Purchase Price multiplied by the Subject ADSs (the “ADS Aggregate Purchase Price”).

(b)        The purchase price for each Subject Ordinary Share shall be equal to the product of the ADS Purchase Price multiplied by ⅔ (the “Ordinary Share Purchase Price”). For the avoidance of doubt, if the Subject Securities consist entirely of Subject Ordinary Shares, the Ordinary Share Purchase Price shall be calculated in the manner described in this Section 2.01(b) with reference to the ADS Purchase Price as if the Subject Securities included ADS.  The aggregate purchase price for all the Subject Ordinary Shares shall be equal to the product of the Ordinary Share Purchase Price multiplied by the Subject Ordinary Shares (the “Ordinary Share Aggregate Purchase Price” and together with the ADS Aggregate Purchase Price, the “Aggregate Purchase Price”). The Aggregate Purchase Price shall be paid in the manner described in Section 2.03.

(c)        If, in the period from the date hereof to the date of Closing, the Company announces an intention to pay any dividend on any Share of the Company or changes the number of Shares or securities convertible into or exchangeable or exercisable for Shares issued and outstanding during such period as a result of a reclassification, share split (including a reverse share split), share dividend or distribution, recapitalization, merger, issuer self-tender or exchange offer, or any similar transaction, the ADS Purchase Price shall be equitably adjusted to reflect such change.  For the avoidance of doubt, this Section 2.01(c) shall not apply to the dividends announced by the Company on or around September 29, 2014.

Section 2.02. Deposit.  Immediately after the execution of this Agreement, Buyer or Buyer’s designated agent shall deliver US$646,235 (the “Deposit”) to an account designated by Parent and Seller shall provide a written receipt of funds to Buyer or Buyer’s designated agent within three (3) Business Days after Seller received the Deposit.  All interest and other amounts earned with respect to the Deposit shall accrue for the benefit of Seller.  If the Closing is not consummated on or before March 31, 2015 due to any circumstance beyond the control of any party hereto, including without limitation Act of God, flood, war (whether declared or undeclared), terrorism, riot, rebellion or civil commotion, and this Agreement is terminated in accordance with Section 9.01(a) due to such circumstance, Seller shall remit the Deposit to a bank account designated by Buyer and Buyer shall provide a written receipt of funds to Seller within three (3) Business Days after Buyer receives such remittance.

Section 2.03  Closing.  The closing (the “Closing”) of the purchase and sale of the Subject Securities hereunder shall take place remotely via the exchange of documents and signatures, on a day no later than March 31, 2015, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 7 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyer, Parent and Seller may agree.  Subject to the foregoing, the exact date of the Closing is subject to each party’s approval, which may be withheld or conditioned at its discretion.  At the Closing:

(a)      Buyer or its designated agent shall deliver to Seller for the Subject Securities an amount equal to the Aggregate Purchase Price, in immediately available funds by wire transfer to an account to be designated by Seller in a notice to Buyer, which notice shall be delivered not later than three (3) Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount) and Seller shall, within three (3) Business Days of receipt of such amount, provide written confirmation of such receipt to Buyer and remit the Deposit to a bank account designated by Buyer. Within three (3) Business Days after receipt of the Deposit, Buyer shall provide a written receipt of funds to Seller;

(b)      Seller shall deliver to Buyer a certified copy of the resolutions passed by its board of directors in connection with entry into this Agreement and consummation of the transactions contemplated hereby;

(c)      the Registrar shall, and Seller and Parent shall cause the Registrar to, register the transfer of the ADRs representing the Subject ADS represented thereby on the books maintained for such purpose in accordance with the terms of the Deposit Agreement;

(d)      the Depositary shall, and Seller and Parent shall cause the Depositary to, cancel such ADRs being transferred and execute new ADRs evidencing the same aggregate number of ADS as those evidenced by the ADRs cancelled by the Depositary, and cause the Registrar to countersign such new ADRs; and

(e)      Seller shall deliver, or cause the Depositary to deliver, to Buyer newly executed ADRs representing the Subject ADS (duly signed by the Registrar);

(f)      Seller shall deliver to Buyer an instrument of transfer with respect to the Subject Ordinary Shares and the original share certificate(s) of representing the Subject Ordinary Shares;

(g)      Seller shall deliver to Buyer a copy of the Company’s register of members, certified by a director or the secretary of the Company and updated to reflect the consummation of the transfer of the Subject Ordinary Shares to the Buyer; and

(h)      Seller shall deliver, or cause the Company to deliver, to Buyer the Dee of Adherence duly executed by the Company.

ARTICLE 3
Representations and Warranties of Seller

Subject to Section 10.03, Seller and Parent jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01.  Corporate Existence and Authorization.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Seller and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of each of Seller and Parent enforceable against each of them in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.02.  Governmental Authorization.  The execution, delivery and performance by Seller and Parent of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or any filing with, any Governmental Authority, other than actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.03.  Noncontravention.  The execution, delivery and performance by Seller and Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any constitutional documents of Seller, (ii) assuming compliance with the matters referred to in Section 3.02, violate any Applicable Law, or (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or Parent or to a loss of any benefit to which Seller or Parent is entitled under any provision of any agreement or other instrument binding upon Seller or Parent.

Section 3.04. Ownership & Delivery of Securities.  Seller is the holder and beneficial owner of the Subject Securities, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Securities), and will transfer and deliver to Buyer at the Closing valid title to the Subject Securities (and/or any Shares issued upon conversion of the

Subject ADS, if applicable) free and clear of any Lien and any such limitation or restriction.

Section 3.05 Dividends.  To the knowledge of Seller and subject to the Company SEC Documents, there is no outstanding dividend due or payable on any Share of the Company except for the dividends that were announced by the Company on or around September 29, 2014.

ARTICLE 4
Representations and Warranties of Buyer

Buyer represents and warrants to Seller and Parent as of the date hereof and as of the Closing Date that:

Section 4.01.  Corporate Existence and Authorization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer.

Section 4.02.  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.03.  Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any constitutional documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.02, violate any material Applicable Law, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any Lien on any asset of the Buyer with only such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04.  US Securities Laws. (a) Buyer is purchasing the Subject Securities for investment for its own account, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution within the meaning of the 1933 Act.  Buyer exercises sole investment discretion with full power to make the acknowledgements, representations and agreements contained herein.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subject Securities.

Buyer has the ability to bear the economic risk of its investment in the Subject Securities, has adequate means of providing for its current and contingent needs, has no need for liquidity with respect to its investment in the Subject Securities, and is able to sustain a substantial or complete loss of its investment in the Subject Securities, and Buyer will not look to Seller, Parent or any of their respective affiliates, or their respective affiliates’ officers, directors, employees or agents in respect of all or part of any such loss.

(b)        Buyer understands that no action has been taken to permit an offering of the Subject Securities in any jurisdiction and Buyer will not offer or sell any of the Subject Securities in any jurisdiction or in any circumstances in which such offer or sale is not authorized or to any person to whom it is unlawful to make such offer, sale or invitation except under circumstances that will result in compliance with any applicable laws and/or regulations; in particular, Buyer understands that the Subject Securities are not being and will not be registered under the 1933 Act, are being offered and sold in a transaction that does not involve any public offering in the United States within the meaning of the 1933 Act and is exempt from the registration requirements of the 1933 Act and are “restricted securities” within the meaning of Rule 144(a)(3) under the 1933 Act.  Buyer also: (i) represents that it has not taken and will not take any action which would require the transactions contemplated hereunder to be registered under the 1933 Act; and (b) agrees that it will not offer or sell the Subject Securities except pursuant to an exemption from the registration requirements of the 1933 Act.  Buyer understands that neither Seller nor Parent makes any representation as to the availability of any exemption under the 1933 Act for the reoffer, resale, pledge or transfer of the Subject Securities.

(c)        Buyer represents that it is one of the following: (i) a QIB, purchasing Subject Securities in a transaction in accordance with any applicable securities laws of any state of the United States, (ii) an “accredited investor” or an “institutional accredited investor” within the meaning of Regulation D of the 1933 Act or (iii) not within the United States, not an affiliate of the Company or a person acting on behalf of such an affiliate and Buyer is purchasing Subject Securities in an offshore transaction made in reliance on Regulation S (“Regulation S”) under the 1933 Act.

(d)        Buyer understands that the foregoing representations and acknowledgments are required in connection with United States and other securities laws. Buyer acknowledges that Seller, Parent and others will rely upon the truth and accuracy of Buyer’s representations and acknowledgments set forth herein and agree to notify Seller and Parent promptly in writing if any of the Buyer’s representations or acknowledgments herein ceases to be accurate and complete. Buyer irrevocably authorizes us to produce this letter to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters set forth herein.

Section 4.05.  Listed Shares.  Buyer acknowledges that the Company’s Shares are listed on The NASDAQ Stock Market and the Company is therefore required to publish and make available publicly the Company SEC Documents which are necessary to enable the holders of the shares of the Company and the public to appraise the position of the Company and its Subsidiaries.  Buyer understands that no disclosure or offering document has been prepared in connection with the sale of the Subject Securities.  Buyer will not hold Seller, Parent or any of their respective affiliates responsible for any misstatements in or omissions from any publicly available information concerning the Company including any Company SEC Documents.

Section 4.06.  No Disposal.  Buyer will not, at any time before settlement of the Subject Securities has been completed, sell, transfer or otherwise dispose of the Subject Securities or any interests therein unless such sale transfer or disposal does not contravene the short sale restrictions contained in Applicable Law.

Section 4.07  Dividend.  Buyer acknowledges and agrees that all dividends paid or to be paid on the Subject Securities prior to the Closing belong to Seller.

ARTICLE 5
Covenants of Seller and Parent

Section 5.01. Conversion into Shares.  (a) Subject to Section 5.01(b), from and after the date hereof until the Closing Date, each of Seller and Parent agrees, covenants and undertakes that Seller shall not, directly or indirectly, convert any ADSs held by it in the Company into Shares (whether by cancellation of the ADSs or otherwise), nor take any action in furtherance of such conversion.

(b)        Notwithstanding anything to the contrary contained herein, each of Seller and Parent agrees, covenants and undertakes that, if requested by Buyer, Seller shall promptly convert any and all ADSs held by it in the Company into Shares in accordance with the terms of the Deposit Agreement, and promptly take any and all actions in furtherance of such conversion. To the extent any Subject ADS is converted into Shares prior to the Closing at the request of Buyer pursuant to Section 5.01, the parties hereby agree that the purchase and sale of such Subject ADS contemplated under Section 2.01 shall be replaced by the purchase and sale of the Shares issued upon the conversion of such Subject ADS, without any changes in the amount or payment method of the Aggregate Purchase Price.

Section 5.02. No Solicitation.  From and after the date hereof until the Closing Date, each of Seller and Parent agrees not to, and agrees to cause their respective Affiliates, advisors and representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Seller Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations (provided that the public announcement of the transactions contemplated hereby and any other public announcement or communications made in accordance with this Agreement shall not constitute a breach of this Section 5.02), (ii) approve or publicly propose to approve any Seller Acquisition Proposal, (iii) enter into any purchase agreement, letter of intent, agreement in principle, share exchange agreement, option agreement or other similar agreement relating to any Seller Acquisition Proposal or enter into any agreement or agreement in principle requiring either Seller or Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or breach her obligations hereunder, or (iv) resolve, propose or agree to do any of the foregoing.  Each of Seller and Parent shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any third parties conducted theretofore by Seller or Parent or any of their affiliates, advisors or representatives with respect to any Seller Acquisition Proposal.  “Seller Acquisition Proposal” means any offer or proposal from any third party other than Buyer or any of its Affiliates concerning any direct or indirect acquisition of Subject Securities.

Section 5.03.  Notices of Certain Events.  Seller and Parent shall promptly notify Buyer in full detail of:

(a)      any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)      any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)      any actions, suits, claims, investigations or proceedings commenced or, to Seller’s knowledge threatened against, relating to or involving or otherwise affecting Seller or Parent or the Company or any Subsidiary that relate to the consummation of the transactions contemplated by this Agreement;

(d)      any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section 7.02(a) not to be satisfied; and

(e)      any failure of Seller or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the condition set forth in Section 7.02(a) not to be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 5.04.  Taxes; Registrations.  (a) Each of Parent and Seller agrees that, following the date hereof, Seller will (i) timely make all Tax filings as required under Circular 698 with the relevant Governmental Authorities in the PRC and (ii) pay all Taxes (if any) required to be paid by the relevant Governmental Authorities in the PRC pursuant to Circular 698.

(b)        The provisions of this Section 5.04 shall survive the Closing of this Agreement.

Section 5.05.  Variable-Interest Entities.  Parent agrees to comply with her obligations under the agreements relating to the VIE Entities described in the section entitled “Item 4. Information on the Company.  C. Organizational structure – Agreements That Transfer Economic Benefit to Us” in the Company 20-F to which Parent is a party.

ARTICLE 6
Covenants of Buyer and Seller

Buyer and Seller agree that:

Section 6.01. Reasonable Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Buyer, Seller and Parent shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the conditions set forth in Section 7.02).  Seller, Parent and Buyer agree, and Seller and Parent, prior to the Closing, and Buyer, after the Closing, agree to use their reasonable best efforts to cause the Company and each Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 6.02  Confidentiality.  (a) Subject to the exceptions set forth in this Section 6.02, each of Buyer, Seller and Parent acknowledges and agrees that the following are confidential (“Confidential Information”): this Agreement, the transactions contemplated herein, information regarding this Agreement, information regarding Seller, Parent, Buyer and their respective Affiliates, and information, materials and documents obtained pursuant to this Agreement, with the exception that any of the foregoing which (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement or other obligation of confidentiality, (ii) was available on a nonconfidential basis prior to its disclosure pursuant to this Agreement or the transactions contemplated hereunder, or (iii) becomes available on a nonconfidential basis from a Person who is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

(b)        No disclosure of the Confidential Information is permitted except (i) to employees and/or business, legal or financial advisors of Seller, Parent or Buyer as necessary to the performance of its obligations in connection herewith and with this Agreement so long as such Persons agree to maintain the confidentiality of the Confidential Information so disclosed, (ii) as the parties hereto may mutually agree in writing (including the language on any disclosure), (iii) to any Governmental Authority to the extent reasonably required for the purposes of the Tax affairs of the party, (iv) to the extent advised by competent legal counsel that such disclosure is required by Applicable Law (including but not limited to the rules or requirements of any stock exchange) or Governmental Authority, in which case the parties hereto shall, to the extent allowed under the circumstances, in good faith attempt to agree on the content of the disclosure, (v) that Seller, Parent and/or Buyer may be required to file with the SEC such schedules and forms as may be required under Section 13(d) of the 1934 Act or any other Applicable Law, as applicable, which may need to contain as an exhibit thereto a copy of this Agreement, and nothing contained in this Section 6.02 is intended to limit or restrict such ability to file such schedules and forms or any amendments thereto, and (vi) Buyer may disclose the existence and terms of this Agreement to any existing or potential seller of Shares, ADSs or any Company Securities for the purpose of acquiring such Shares, ADSs or Company Securities only and so long as such Persons agree to maintain the confidentiality of the Confidential Information so disclosed. The covenants set forth in this Section 6.02 will survive any termination of this Agreement.

Section 6.03  Notices of Certain Events.  Buyer shall promptly notify Seller and Parent of:

(a)      any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)      any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)      any actions, suits, claims, investigations or proceedings commenced or, to Buyer’s knowledge threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement, would or could reasonably be expected to hinder, prevent or delay the consummation of the transactions contemplated hereunder;

(d)      any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section 7.03(a) not to be satisfied; and

(e)      any failure by Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the condition set forth in Section 7.03(a) not to be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

ARTICLE 7
Conditions to Closing

Section 7.01. Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)      no provision of any Applicable Law shall prohibit the consummation of the Closing; and

(b)      all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the transactions contemplated under this Agreement shall have been taken, made or obtained.

Section 7.02.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)      (i) Seller and Parent shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of Seller and Parent contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto (A) that are qualified by materiality or any similar qualification or standard shall be true at and as of the Closing Date as if made at and as of such date and (B) that are not qualified by materiality or any similar qualification or standard shall be true in all material respects at and as of the Closing Date as if made at and as of such time, and (iii) Buyer shall have received a certificate signed by Seller and Parent to the foregoing effect;

(b)      there shall not be threatened, instituted or pending any action or proceeding by any Person before any Governmental Authority seeking to impose or confirm limitations on the ability of Buyer or any of its Affiliates to exercise effectively full rights of ownership of the Subject Securities, including the right to vote any Subject Securities on all matters properly presented to the Company’s shareholders (including the holders of any ADS);

(c)      no Material Adverse Effect has occurred or is reasonably expected to occur as an immediate result of, or immediately following, the Closing;

(d)      Seller shall have furnished the Company with written notice of the name and address of Buyer and the Subject Securities with respect to which the registration rights under the Shareholders Agreement are being assigned; and

(e)      the Depositary shall have received such documents as are necessary for the transfer of the Subject Securities from Seller.

Section 7.03.  Conditions to Obligation of Seller and Parent.  The obligation of Seller and Parent to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)      (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto (A) that are qualified by materiality or any similar qualification or standard shall be true at and as of the Closing Date as if made at and as of such date and (B) that are not qualified by materiality or any similar qualification or standard shall be true in all material respects at and as of the Closing Date as if made at and as of such time, (iii) Seller shall have received a certificate signed by an authorized officer of Buyer to the foregoing effect.

(b)      Buyer shall have agreed to be bound by and subject to the terms and conditions of the Shareholders Agreement by executing and delivering such documents, including but not limited to the Deed of Adherence, and completing such actions as may be necessary.

ARTICLE 8
Survival; Indemnification

Section 8.01.  Survival.  Any right of indemnification pursuant to this Agreement with respect to a claimed breach, inaccuracy or non-fulfillment of any representation, warranty, covenant, agreement or obligation in this Agreement shall expire if a claim is not presented in accordance with the provisions of this Article 8 at or before the date that is one (1) year from the Closing Date.

Section 8.02. Indemnification.  (a) Effective at and after the Closing, Seller and Parent hereby jointly and severally indemnify Buyer on an after-Tax basis against and agree to hold Buyer harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto and any incidental, indirect or consequential damages, losses, liabilities, Taxes or expenses, and any lost profits or diminution in value) (“Damages”) directly incurred or suffered by Buyer arising out of: (i) any misrepresentation or breach of warranty by the Seller and/or Parent; (ii) any breach of covenant or agreement made or to be performed by the Seller and/or Parent pursuant to this Agreement; and (iii) any and all Taxes imposed on all and any of the Company, its Subsidiaries and Seller pursuant to Circular 698 and/or “resident enterprise” status.

(b)           Effective at and after the Closing, Buyer hereby indemnifies Seller and Parent on an after-Tax basis against and agrees to hold Seller and Parent harmless from any and all Damages directly incurred or suffered by Seller and Parent arising out of: (i) any misrepresentation or breach of warranty by the Buyer; and (ii) any breach of covenant or agreement made or to be performed by the Buyer pursuant to this Agreement.

(c)           In any such instance of an indemnification claim pursuant to this Section 8, the party making the claim for indemnification shall be the “Indemnified Party” and the party from whom indemnification is sought shall be the “Indemnifying Party.”

Section 8.03.  Third Party Claim Procedures.  (a) The Indemnified Party shall give prompt notice in writing to the Indemnifying Party of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not prejudice the Indemnifying Party’s rights hereunder, nor relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely actually prejudiced the Indemnifying Party.

(b)      The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must Article 4 acknowledge that they would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 8 and Article 5 furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c)      The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if Article 6 the Indemnifying Party does not deliver the acknowledgment referred to in Section 8.03(b)(i) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 8.03(a), Article 7 the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, Article 8 the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its affiliates, Article 9 the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its affiliates or Article 10 the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.  Indemnified Party may not compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the written consent of the Indemnifying Party.

(d)      If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 8.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.

(e)      In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel Article 11 incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or Article 12 if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(f)      Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 8.04.  Direct Claim Procedures.  (a) In the event the Indemnified Party has a claim for indemnity under Section 8.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party, in any event no later than 20 Business Days after becoming aware of the fact, matter, event or circumstance giving rise to such claim.  Such notice (a “Claim Certificate”) shall (i) state that the Indemnified Party has paid or anticipates it will suffer Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail (and have annexed thereto all supporting documentation, including any correspondence and paid invoices for claimed Damages) each individual item of Damages included in the amount so stated, the date such item was paid, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b)        If the Indemnifying Party does not notify the Indemnified Party within 20 Business Days following the receipt of the Claim Certificate with respect to any such claim that the Indemnified Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by arbitration pursuant to Section 10.06.

Section 8.05.  Limitation and Mitigation.  (a) The Indemnifying Party shall not be liable for any claim for indemnification pursuant to this Article 8 unless and until the aggregate amount of Damages which may be recovered from it equals to or exceeds US$250,000, in which case it shall be liable only for the aggregate amount of Damages in excess of US$250,000.

(b)        Except as otherwise provided in Article 9, the maximum aggregate amount of Damages which may be recovered pursuant to successful claim(s) made in accordance with this Article 8 by Indemnified Party against the Indemnifying Party shall not exceed an amount equal to twenty percent (20%) of the Aggregate Purchase Price.

(c)        Indemnified Party shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to such loss.

(d)        The amount of any Damages for which indemnification is provided under this Article 8 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Damages, and (iii) an amount equal to the tax benefit, if any, attributable to such Damages.

(e)        This Article 8 shall not preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for any breach of or misrepresentation by Seller ,Parent  or Buyer under this Agreement and the transactions contemplated hereunder.

ARTICLE 9
Termination

Section 9.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)      by mutual written agreement of Seller and Buyer;

(b)      by written notice from Parent, Seller or Buyer to the other parties hereto, if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited;

(c)      by a written notice from any party hereto that is not in material breach of this Agreement to the party hereto that is in material breach of its representations, warranties or obligations under this Agreement and such breach (if capable of remedy) is not remedied within 20 Business Days after its receipt of a written notice from the other party requesting the remedy of such breach; or

(d)      automatically, if Seller does not receive the Deposit within three (3) Business Days after the date hereof.

Section 9.02.  Effect of Termination.  (a) If this Agreement is terminated as permitted by Section 9.01, this Agreement shall cease to have any further effect, except that provisions of Section 6.02 and Article 10 shall survive such termination.  Except as otherwise provided herein, a termination pursuant to Section 9.01 shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach; provided further that (x) if this Agreement is terminated by Seller and/or Parent in accordance with Section 9.01(c), Seller and Parent may keep the Deposit free and clear from any obligation to Buyer in addition to any other rights or remedies Seller and/or Parent may have as provided under this Agreement and (y) if this Agreement is terminated by Buyer in accordance with Section 9.01(c), Seller shall remit the Deposit to a bank account designated by Buyer and Buyer shall provide a written receipt of funds to Seller within three (3) Business Days after Buyer receives such remittance.

(b)        Notwithstanding anything contained herein, if any action of Seller and/or Parent or failure of any such party to perform or comply with the covenants and agreements of Seller and/or Parent shall have been the primary cause of, or resulted primarily in, the failure of the transactions contemplated herein to be consummated in accordance with the terms hereof and such action or failure to perform constitutes a breach of this Agreement, Seller and Parent shall jointly and severally pay US$3,000,000 to Buyer within three (3) Business Days from the date of termination.

(c)         Notwithstanding anything contained herein, if any action of Buyer or failure of Buyer to perform or comply with the covenants and agreements of Buyer shall have been the primary cause of, or resulted primarily in, the failure of the transactions contemplated herein to be consummated in accordance with the terms hereof and such action or failure to perform constitutes a breach of this Agreement, Buyer shall pay US$3,000,000 to Parent within three (3) Business Days from the date of termination.

ARTICLE 10
Miscellaneous

Section 10.01. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

Vast Profit Holdings Limited
21/F Taikang Tower I
38 North Dongsanhuan Road
Chaoyang District, Beijing
Postal Code: 102206
Attention: Guodong Sun

if to Seller, to:

Maysky International Limited
6-2-301 Mingshijiayuan
West Wenyi Road
Xihu District, Hangzhou
Zhejiang Province, the People’s Republic of China
Attention: Fuping Yu

if to Parent, to:

FUPING YU
6-2-301 Mingshijiayuan
West Wenyi Road
Xihu District, Hangzhou
Zhejiang Province, the People’s Republic of China
Attention: Fuping Yu

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)      No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law, unless otherwise provided for in this Agreement.

Section 10.03.  Expenses.  Except as otherwise provided herein, all costs and expenses (including but not limited to Taxes) incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 10.04. Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its related parties at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

Section 10.05. Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 10.06.  Dispute Resolution.  Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the parties’ rights and obligations hereunder (each, a “Dispute”) shall be referred to and finally resolved by arbitration (the “Arbitration”) in the following manner:

(a)      The Arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”);

(b)      The Arbitration shall be procedurally governed by the HKIAC Administered Arbitration Rules as in force at the date on which the claimant party notifies the respondent party in writing (such notice, a “Notice of Arbitration”) of its intent to pursue Arbitration, which are deemed to be incorporated by reference and may be amended by this Section 10.06;

(c)      The seat and venue of the Arbitration shall be Hong Kong and the language of the Arbitration shall be English;

(d)      A Dispute subject to Arbitration shall be determined by a panel of three (3) arbitrators (the “Tribunal”).  One (1) arbitrator shall be nominated by the claimant party (and to the extent that there is more than one claimant party, by mutual agreement among the claimant parties) and one (1) arbitrator shall be nominated by the respondent party (and to the extent that there is more than one respondent party, by mutual agreement among the respondent parties).  The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators and shall act as the presiding arbitrator.  If the claimant party or the respondent party fails to nominate its arbitrator within thirty (30) days from the date of receipt of the Notice of Arbitration by the respondent party or the claimant and respondent parties’ nominated arbitrators fail to jointly nominate the presiding arbitrator within thirty (30) days of the nomination of the respondent-nominated arbitrator, either party to the Dispute may request the Chairperson of the HKIAC to appoint such arbitrator; and

(e)      The parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties otherwise agree in writing.  The arbitral award is final and binding upon the parties to the Arbitration.

Section 10.07. Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 10.08. Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 10.09.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VAST PROFIT HOLDINGS LIMITED
By:	/s/ Guodong Sun
	Name:	Guodong Sun
	Title:	Director

MAYSKY INTERNATIONAL LIMITED
By:	/s/ Fuping Yu
	Name:	Fuping Yu
	Title:	Director

FUPING YU
/s/ Fuping Yu

[Signature Page to Share Purchase Agreement]